STOCK PURCHASE AGREEMENT
by and among
CARLING TECHNOLOGIES, INC.,
THE SHAREHOLDERS OF CARLING TECHNOLOGIES, INC.
and Christopher T. Sorenson as Sellers’ Representative
and
LITTELFUSE, INC.
dated as of
October 19, 2021

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Exhibits
Exhibit A - Sellers
Exhibit B – Form of Non-Competition Agreement
Exhibit C - Amendment to Patent and Technology Purchase and Assignment Agreement

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of October 19, 2021, is entered into by and among CARLING TECHNOLOGIES, INC., a Connecticut corporation (the “Company”), the shareholders of the Company listed on Exhibit A (each a “Seller” and collectively “Sellers”), Christopher T. Sorenson in his capacity as “Sellers’ Representative” as defined in Section 10.1, and LITTELFUSE, INC., a Delaware corporation (“Buyer”).
Recitals
WHEREAS, Sellers own all of the issued and outstanding shares of Capital Stock of the Company (the “Company Shares”), together with shares of capital stock and equity interests of certain subsidiaries as identified on Schedule 3.3(b) (the “Subsidiary Shares” and together with the Company Shares, the “Shares”); and
WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Additional Arrangements” has the meaning set forth in Section 3.27.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Except for purposes of Sections 3.10(a)(iv), 3.21, 4.6, and 6.16 the term “Affiliate” with respect to the Company does not include Palladium Technologies, LLC, a Delaware limited liability company, Valley International Properties, Inc., a New Hampshire corporation, or the following Persons, which, although controlled by Sellers, are not essential to the operation of the Company’s business: Sandrine Enterprises, Inc., a Florida corporation, and The Richard W. Sorenson Family Foundation, Inc., a Connecticut nonstock corporation.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (b) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (c) the sale, lease, exchange or other disposition of all or any significant portion of the Company’s properties or assets.

“Agreement” has the meaning set forth in the preamble.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, applicable local Laws, and any other applicable anti-corruption laws or regulations in the jurisdictions in which the Company or any Subsidiary presently conducts business.
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Balance Sheet” has the meaning set forth in Section 3.5.
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Benefit Plan” has the meaning set forth in Section 3.17(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Hartford, Connecticut, are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 6.5(b).
“Capital Stock” has the meaning set forth in Section 3.3(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.
“Cash” means, without duplication, the total amount of cash and cash equivalents, other than Restricted Cash, that would be reflected on a consolidated balance sheet of a Person prepared in accordance with GAAP, which, for the avoidance of doubt, (i) shall be calculated net of issued and uncleared checks, wire transfers and drafts, (ii) shall include credit card receipts in transit and any cash, checks, wire transfers and drafts subject to deposits in transit or available for deposit for the account of such Person and (iii) may be a negative number. For the avoidance of doubt, the foregoing definition shall be applied so that Cash resulting from the collection of receivables or other assets is recognized at the same time that the reduction in such receivable or other asset by reason of such collection is recognized, and that the reduction in Cash expended to pay payables and other liabilities or to acquire an asset is recognized at the same time as the reduction in payables or other liabilities or the creation of such asset by reason of such expenditure is recognized.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Certifying Party” has the same meaning as set forth in the Transfer Act.

“CJRS” means the Coronavirus Job Retention Scheme established and governed by the first, second, third, fourth, fifth, sixth and seventh CJRS Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020 applicable in the UK.
“Closing” has the meaning set forth in Section 2.5.
“Closing Cash” means, as of the Closing Date, (i) the aggregate amount of Cash held by the Company and each of the Subsidiaries, less (ii) five percent (5%) of the Cash held by each of the Subsidiaries in the PRC.
“Closing Consideration” has the meaning set forth in Section 2.4(a)(iii).
“Closing Date” has the meaning set forth in Section 2.5.
“Closing NWC Adjustment” has the meaning set forth in Section 2.4(a)(ii).
“Closing Working Capital” means (a) the Current Assets of the Company and its Subsidiaries (other than Carling-Dhoot India Private Limited and any Subsidiary that has ceased to be a subsidiary of the Company as of the Closing), less (b) the Current Liabilities of the Company and its Subsidiaries (other than Carling-Dhoot India Private Limited and any Subsidiary that has ceased to be a subsidiary of the Company as of the Closing), determined as of the open of business on the Closing Date in each case on a consolidated basis. For the avoidance of doubt, the calculation of Closing Working Capital shall not include any Cash, Indebtedness, or Transaction Expenses. Attached hereto as Schedule 2.4(a) is a sample calculation of Closing Working Capital as of December 31, 2020. All calculations of Estimated Closing Working Capital shall be determined consistently with the calculation attached hereto as Schedule 2.4(a).
“CMZ” means Carlingswitch Manufacturing (Zhongshan) Co. Ltd.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Continuing Employee” has the meaning set forth in Section 6.5(a).
“Company Data” means all information and data, including Personal Information held or processed by Company, its Subsidiaries, or its Data Processors.
“Company Intellectual Property” has the meaning set forth in Section 3.12(b).
“Company Group” has the meaning set forth in Section 11.16(a).
“Company Group Law Firm” has the meaning set forth in Section 11.16(a).
“Company Systems” means all computer and other information technology systems, including computer software (including source code, executable code, and documentation), owned, licensed, or leased by the Company, any of its Subsidiaries or any of the Company’s Data Processors and used in the conduct of the business of the Company and/or its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 10, 2021, between Buyer and the Company.
“Contributing Sellers” means Richard W. Sorenson, Jennifer S. Buddenhagen, Christopher T. Sorenson and Richard W. Sorenson, Jr.
“Contributing Percentages” means fourteen percent (14%) with respect to Richard W. Sorensen and twenty eight and two-thirds percent (28⅔%) with respect to each of Jennifer S. Buddenhagen, Christopher T. Sorenson and Richard W. Sorenson, Jr.
“CTDEEP” means the Connecticut Department of Energy and Environmental Protection.
“Current Assets” means trade accounts receivable (net of reserves), net inventory (net of reserves), other accounts and notes receivable (excluding receivables from Palladium Technologies, LLC and the Sellers), and pre-paid and other current assets of the Company and its Subsidiaries (other than Carling-Dhoot India Private Limited and any Subsidiary that has ceased to be a subsidiary of the Company as of the Closing), but excluding Cash, net intercompany receivables and any receivables owed by any Seller, Income Taxes receivable, deferred Taxes receivable, and any right of use assets with respect to real estate leased from any foreign Governmental Authority, on a consolidated basis, determined in accordance with GAAP consistently applied.
“Current Liabilities” means trade accounts payable, accrued employee payroll expenses (including discretionary profit incentive bonus accruals, but excluding director fees and accrued shareholder compensation), accrued Taxes (excluding accrued Income Taxes) that are not yet due and payable, accrued expenses (including commissions accruals but excluding accrued interest), deferred revenue and other current liabilities (excluding 401(k) match obligations), of the Company and its Subsidiaries (other than Carling-Dhoot India Private Limited and any Subsidiary that has ceased to be a subsidiary of the Company as of the Closing), but excluding deferred Taxes, Indebtedness, Transaction Expenses, and net intercompany payables, on a consolidated basis, determined in accordance with GAAP consistently applied.
“Customs & International Trade Laws” means any applicable export control, import, anti-money laundering, and anti-boycott Laws of any jurisdiction in which the Company or any of its Subsidiaries are incorporated or do business, including the Tariff Act of 1930, as amended, and other applicable Laws administered or enforced by the U.S. Customs and Border Protection; the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security; the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls; anti-money laundering Laws, including but not limited to the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”); and the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.
“Data Agreements” means all agreements containing provisions involving data privacy or data security to which the Company Group is bound.

“Data Protection Laws” means (i) all Laws concerning data privacy, consumer or data protection, or information or data security Laws, including but not limited to the Electronic Communications Data Protection Directive (2002/58/EC), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003) (as updated by The Privacy and Electronic Communications (EC Directive) (Amendment) Regulations 2011), and the UK Data Protection Act of 2018, and the General Data Protection Regulation 2016 (EU) 2016/679, and any local enacting legislation (including the German Federal Data Protection Act) and (ii) any code of practice or guidance published by the UK Information Commissioner or an authority or regulator in any relevant jurisdiction or the European Data Protection Board from time to time. Any reference to “processor”, “personal data”, “personal data breach”, “data subject”, “supervisory authority” and “processing” shall have the meanings set out in the Data Protection Laws and “process” and “processed” shall be construed accordingly.
“Data Policies” means all internal and external written policies, notices and procedures of the Company Group regarding privacy, data security, privacy, and the storage, collection, transfer (including cross-border transfers), disclosure, use or processing of Personal Information and/or Personal Data.
“Data Processors” means any entity (including, but not limited to, non-Affiliate vendors, service providers, suppliers, or independent contractors or others which any member of the Company Group engages) that are appointed to process Personal Information or Personal Data.
“Data Requirements” means, collectively, all Data Protection Laws, Data Agreements, and Data Policies.
“Data Room” means the electronic documentation site established by Intralinks on behalf of Sellers containing the documents set forth in the index included in Schedule 1.1(a).
“Direct Claim” has the meaning set forth in Section 8.6(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 9.1(b)(i).
“EIA Amendment” has the meaning set forth in Section 6.19.
“EIA Escrow Funds” means the funds from time to time being held by the Escrow Agent pursuant to the terms of the Escrow Agreement with respect to the EIA Escrow Deposit.
“Employees” means those Persons employed by the Company or by any of the Subsidiaries immediately prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Condition Assessment Form” has the same meaning as set forth in the Transfer Act.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means US Bank National Association, as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and among Buyer, Sellers’ Representative and the Escrow Agent which provides, inter alia, for the potential payment to Sellers of any Escrow Funds held by the Escrow Agent twelve (12) months after the Closing Date, in the form mutually agreed to by Buyer and Sellers’ Representative.
“Escrow Deposit” means (i) an amount equal to 0.5% of the Base Purchase Price (the “General Escrow Deposit”) plus (ii) an amount equal to Five Million Dollars ($5,000,000) (the “Tax Escrow Deposit”) plus (iii) an amount equal to Ten Million Dollars ($10,000,000) (the “EIA Escrow Deposit”) plus (iv) an initial amount equal to Three Hundred Thousand Dollars ($300,000) (the “Transfer Act Escrow Deposit”).
“Escrow Funds” means the funds from time to time being held by the Escrow Agent pursuant to the terms of the Escrow Agreement with respect to each of the General Escrow Deposit, the Tax Escrow Deposit, the EIA Escrow Deposit, and the Transfer Act Escrow Deposit.
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a)(i).
“Excluded Matters” has the meaning set forth in Section 8.7.
“Financial Statements” has the meaning set forth in Section 3.5.
“Flexible Furlough” means a period of Furlough during which the UK Employees also work on a part-time basis, and “Flexibly Furloughed” shall be interpreted accordingly.
“Form III” has the same meaning as set forth in the Transfer Act.
“Fraud” means (a) with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article III or Article IV, made by such party, (b) with respect to Sellers, to Company’s Knowledge or any Seller’s actual knowledge; or (c) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing any other party to act, and upon which any other party justifiably relies with resulting Losses.
“Fundamental Representations” has the meaning set forth in Section 8.5(a).
“Furlough” means a temporary period of leave which satisfies the terms of the CJRS during which the UK Employees are not working but are kept on the payroll, and “Furloughed” shall be interpreted accordingly.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“General Escrow Funds” means the funds from time to time being held by the Escrow Agent pursuant to the terms of the Escrow Agreement with respect to the General Escrow Deposit.
“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Government Authority, or anyone otherwise acting in an official capacity on behalf of a Government Authority; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality (including, but not limited to, body, department, board, official or entity exercising regulatory or supervisory authority) of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including, for the avoidance of doubt, the Information Commissioners Office in the UK.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means corporation income taxes, adjusted gross income taxes, corporation excise or privilege taxes measured by net income, gross receipts taxes, commercial activity taxes, business profits taxes, corporation business taxes, franchise taxes, replacement income taxes, and any similar taxes based on earnings, income, receipts or gain.
“Indemnified Party” has the meaning set forth in Section 8.5.
“Indemnifying Party” has the meaning set forth in Section 8.5.
“Indebtedness” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than accounts payable to suppliers and similar accrued liabilities reflected as a current liability in the final calculation of Closing Working Capital), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) all obligations secured by or giving rise to a Lien on any assets or properties, (h) off-balance sheet financing of the Company in existence immediately prior to the

Closing, (i) accrued directors fees, executive transaction bonus plans (to the extent not included in Transaction Expenses), employee transaction bonus (to the extent not included in Transaction Expenses) and unpaid compensation to shareholders (and the employer portion of the Taxes payable on all such amounts in this clause (i)), (j) any amounts due and owing under a Benefit Plan including 401(k) contributions, (k) medical expenses incurred but not reserved (and the employer portion of the Taxes payable on such amounts) for completed performance periods or events that have already occurred, and a prorated portion of such payments for any performance period beginning on or before the Closing Date and ending after the Closing Date, (l) defined benefit plan obligations (including obligations related to Mexico profit sharing plans, but excluding government administered statutory pensions (e.g., social security obligations)) and unfunded pension plan liabilities, (m) accrued and unpaid Income Taxes for Pre-Closing Tax Periods, (n) any amounts owed by the Company or any Subsidiary to any Seller or any Affiliate of any Seller, or to Palladium Technologies, LLC, Valley International Properties, Inc., or any other entity or Person owned or controlled, directly or indirectly, by any Seller; (o) indebtedness or obligations of the types referred to in the preceding clauses (a) through (n) of any other Person secured by any Encumbrance on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, and (p) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (n) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“India JV” means Carling-Dhoot India Private Limited.
“Indian Tax Laws” mean the Indian Income-tax Act, 1961 and the Indian Income-tax Rules, 1962.
“Insurance Policies” has the meaning set forth in Section 3.13.
“Intellectual Property” has the meaning set forth in Section 3.12(a).
“Interim Balance Sheet” has the meaning set forth in Section 3.5.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.5.
“Interim Financial Statements” has the meaning set forth in Section 3.5.
“Knowledge of Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those individuals listed on Schedule 1.1(b).
“Law” means any statute, law, ordinance, regulation, rule, code, ruling, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Losses” means all losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Major Customer” has the meaning set forth in Section 3.20(a).

“Major Supplier” has the meaning set forth in Section 3.20(a).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or expressly permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) except for purposes of Section 3.7, any matter of which Buyer is actually aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any effect referred to in clauses (i)-(iv) and (vii)-(x) immediately above shall be taken into account in determining whether a “Material Adverse Effect” has occurred if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their business.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Mexican Subsidiaries” means Interruptores de México, S.A. de C.V.; and Orocontrol de Zacatecas, S.A. de C.V.
“Net Closing Payment” has the meaning set forth in Section 2.3(a)(iv).
“Payoff Amounts” has the meaning set forth in Section 7.2(h).
“Payoff Letters” has the meaning set forth in Section 7.2(h).
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
“Personal Data” means any information relating to an identified natural person or to a natural person who is identifiable, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).
“Personal Information” means any data or information that, alone or in combination with other data or information, allows the identification of or can be linked to or associated with an individual, including name, street address, telephone number, e-mail address, photograph, social security number, customer or account number, IP address, any persistent device identifier, session logs or similar online or in-platform activity information, or any information that is otherwise considered personal information, personal data, protected health information, payment card data, or personally identifiable information under applicable Law. For the avoidance of doubt, Personal Information refers both to Personal Information held or processed by the Company as well as Personal Information held or processed by Data Processors on the Company’s behalf
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.4(b)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“PRC” means the People’s Republic of China.
“PRC Capital Gains Tax” means capital gains tax imposed on the indirect sale of the Subsidiaries in the PRC pursuant to the Public Notice [2015] No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Public Notice of the State Administration of Taxation Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises.”
“PRC Statutory Contributions” means statutory social security contributions for pension insurance, health insurance, maternity insurance, unemployment insurance, work-related injury insurance, the housing fund contributions, or any other contributions required by Laws of the PRC.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Privacy and Security Requirements” means the following, in each case to the extent relating to any Personal Information or Personal Data or any matters relating to the collection, receipt, processing, use, disclosure, transfer, protection, security, or retention thereof: (a) applicable Laws (including any related security breach notification requirements); (b) the Company’s own respective policies and procedures; and (c) contracts to which any member of the Company or any Data Processor is bound.

“Privileged Communications” has the meaning set forth in Section 11.16(b).
“Purchase Price” has the meaning set forth in Section 2.2.
“Qualified Benefit Plan” has the meaning set forth in Section 3.17(b).
“R&W Insurance Policy” means the buy-side representation and warranty insurance policy to be issued to Buyer, at Buyer’s sole cost and expense, in respect of this Agreement and bound as of the date hereof, a copy of the binder of which, together with a draft of such policy to be finalized at Closing, have been provided to Sellers’ Representative.
“Real Property” means the real property owned, leased or subleased by the Company or Subsidiaries, together with all buildings, structures and facilities located thereon.
“Related Documents” means this Agreement and those other agreements, instruments and documents executed and delivered in connection with the consummation of the transactions contemplated by this Agreement.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Cash” means, collectively, any cash or cash equivalents (a) designated as restricted cash on the balance sheet of the Company or its Subsidiaries, (b) that is not freely useable by the Company or its Subsidiaries as of the Closing because it is subject to restrictions on use or distribution by Law, contract or otherwise, or (c) held in escrow accounts or security deposits or representing deposits or prepayments for products or services not yet rendered.
“Sanctioned Country” means any country or region that is or has in the last five (5) years been the subject or target of a comprehensive embargo under U.S. or other relevant jurisdiction’s trade or economic sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means: (a) any individual or entity listed on any applicable U.S. or other relevant jurisdiction’s list, including, without limitation, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List (collectively “Blocked Person(s) lists”); (b) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons included on a Blocked Person(s) list; (c) any Person who ordinarily resides in, or entities located in, or formed under the laws of, any country or region that is the subject or target of a U.S. or other relevant jurisdiction’s comprehensive trade sanction or embargo (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); and (d) any individual or entity listed on any other applicable U.S. or other relevant jurisdiction’s restricted party list, including, without limitation, the Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security.

“Sanctions Laws” means all applicable U.S. or other relevant jurisdiction’s Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by OFAC.
“Security Incident” means any actual or suspected occurrence that has resulted in, or is suspected to have resulted in, an adverse effect in regard to a system (including Company Systems) or any Personal Information or Personal Data or confidential information, including any actual or suspected occurrence that compromises the confidentiality, integrity or availability of any such Company System, Personal Information or Personal Data, or confidential information. For the avoidance of doubt, “Security Incident” includes: (a) any act or attempt, successful or unsuccessful, to gain unauthorized access to, disrupt or misuse an Company System or Personal Information or Personal Data or confidential information; (b) any actual or suspected breach of security that could lead to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information or Personal Data or confidential information; and (c) any actual or suspected intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company Systems, Personal Information or Personal Data, or confidential information
“Seller” has the meaning set forth in the preamble.
“Shares” has the meaning set forth in the recitals.
“Specific Indemnity Matters” has the meaning set forth in Section 8.2(e)(ii).
“Specific Indemnity Tax Matters” has the meaning set forth in Section 8.2(e)(i).
“Subsidiary” or “Subsidiaries” means the following: Carling-Dhoot India Private Limited; Carling Technologies Asia-Pacific Limited; Carling Technologies GmbH; Carling Technologies India Private Limited; Carling Technologies Limited; Carling Technologies SAS; Carlingswitch Enterprises Limited; Carlingswitch Manufacturing (Zhongshan) Co. Ltd.; Interruptores de México, S.A. de C.V.; and Orocontrol de Zacatecas, S.A. de C.V.
“Target Working Capital” means an amount equal to $56,300,000.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, escheat or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Claim” has the meaning set forth in Section 6.15(g).
“Tax Escrow Funds” means the funds from time to time being held by the Escrow Agent pursuant to the terms of the Escrow Agreement with respect to the Tax Escrow Deposit.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8.6(a).
“Transaction Bonuses” means all transaction or change of control bonuses payable to employees of the Company or its Subsidiaries in connection with the transactions contemplated hereby.
“Transaction Expenses” means all fees and expenses incurred by the Company or the Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Related Documents, and the performance and consummation of the transactions contemplated by this Agreement and the Related Documents, including, without limitation, all Transaction Bonuses (including the aggregate amount of the employer’s portion of any payroll and employment Taxes related thereto).
“Transfer Act” means the Connecticut Property Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.
“Transfer Act Escrow Funds” means the funds from time to time being held by the Escrow Agent pursuant to the terms of the Escrow Agreement with respect to the Transfer Act Escrow Deposit, including such additional funds as may be added pursuant to Section 6.17.
“Transfer Act Parcel” means 60 Johnson Avenue, Plainville, Connecticut.
“Transferee” has the same meaning as set forth in the Transfer Act.
“Transferor” has the same meaning as set forth in the Transfer Act.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
2.1Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer (or Buyer’s designee, with respect to the Subsidiary Shares), and Buyer (or Buyer’s designee, with respect to the Subsidiary Shares) shall purchase from Sellers, the Shares for the consideration specified in Section 2.2.
2.2Base Purchase Price. The aggregate purchase price for the Shares shall be $315,000,000, (the “Base Purchase Price”), as adjusted pursuant to Section 2.4 (the “Purchase Price”).
2.3Transactions to be Effected at the Closing.
(a)Payment of Closing Consideration. The Closing Consideration shall be payable as follows:

(i)Buyer shall cause the Payoff Amounts to be paid out of the Closing Consideration on behalf of the Company to the recipients and in the amounts shown on the Estimated Closing Statement;
(ii)Buyer shall cause the Transaction Expenses to be paid out of the Closing Consideration on behalf of the Sellers to the recipients and in the amounts shown on the Estimated Closing Statement;
(iii)Buyer shall cause the Escrow Deposit to be paid out of the Closing Consideration on behalf of the Sellers to Escrow Agent; and
(iv)Buyer shall pay an amount equal to the balance of the Closing Consideration after payments of all amounts in subsections (i) through (iii) above, less the Indebtedness not included in the Payoff Amounts (the “Net Closing Payment”) by wire transfer of immediately available funds to an account designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date.
(b)Buyer Deliveries. At the Closing, Buyer shall deliver to Sellers all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.3.
(c)Seller Deliveries. At the Closing, Sellers shall deliver to Buyer:
(i)stock certificates (or affidavits of lost stock certificates in a form acceptable to Buyer) evidencing the Shares (to the extent such Shares are certificated), free and clear of all Encumbrances, duly endorsed in blank or (including where such Shares are not certificated) accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and
(ii)all other agreements, documents, instruments or certificates required to be delivered by Sellers or the Company at or prior to the Closing pursuant to Section 7.2.
2.4Purchase Price Adjustment.
(a)Closing Adjustment.
(i)At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Buyer (A) a statement (the “Estimated Closing Statement”) setting forth (A) the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, (B) the Indebtedness, (C) the Transaction Expenses, and (D) the Company’s good faith estimate of Closing Cash (the “Estimated Closing Cash”), and (B) a certificate of the Chief Financial Officer of the Company that the Estimated Closing Statement was prepared materially in accordance with GAAP and the methodology set forth on Schedule (a).

(ii)The “Closing NWC Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus Target Working Capital (which may be a negative number).
(iii)The “Closing Consideration” shall be an amount equal to (A) the Base Purchase Price, plus (B) the Estimated Closing Cash, plus or minus, as applicable, (C) the Closing NWC Adjustment.
(b)Post-Closing Adjustment.
(i)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth (A) its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital (the “Closing Working Capital Statement”) prepared in accordance with Schedule 2.4(a), (B) the amount of any Transaction Expenses and Indebtedness of the Company as of the Closing Date to the extent such amounts were not paid at Closing, and (C) the Closing Cash.
(ii)The “Post-Closing Adjustment” shall be an amount equal to (A) the Closing Working Capital minus the Estimated Closing Working Capital, if, and only if, such difference is greater than $500,000, whether positive or negative (and if such difference is less than or equal to $500,000, such difference shall be deemed to be zero dollars ($0) for purposes hereof), minus (B) the amount of any Transaction Expenses and Indebtedness of the Company as of the Closing Date to the extent such amounts were not paid at Closing or otherwise included in the calculation of the Net Closing Payment, plus (C) the amount, if any, by which the Closing Cash exceeds the Estimated Closing Cash, minus (D) the amount, if any, by which the Estimated Closing Cash exceeds the Closing Cash (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number then, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.
(c)Examination and Review.
(i)Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers’ Representative and Sellers’ accountants shall have full access to the relevant books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (as defined below); provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.
(ii)Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the specific basis for Sellers’ Representative’s disagreement therewith and Seller Representative’s calculation of such objections and the resulting calculation of Closing Work Capital (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.
(iii)Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”), but not any amounts not so disputed (the “Undisputed Amounts”), shall be submitted for resolution to the office of an impartial, nationally-recognized firm of independent certified public accounts other than Sellers’ accountants or Buyer’s accountants appointed by mutual agreement of Buyer and Sellers’ Representative (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. If the parties cannot agree on an Independent Accountant within ten (10) days, then BDO USA LLP shall be the Independent Accountant. All adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Sellers’ Representative and Buyer and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to such fees and expenses multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Sellers’ Representative’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Sellers’ Representative’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.
(v)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as Sellers’ Representative and Buyer shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon Sellers and Buyer.

(vi)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (I) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement with respect to any Undisputed Amounts and (II) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.4(c)(v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be. At the sole option of Buyer, the Post-Closing Adjustment may be paid out of the General Escrow Funds, and, in such case, Sellers’ Representative and Buyer shall deliver joint written instruction to the Escrow Agent to pay and deliver the Post-Closing Adjustment to Buyer out of the General Escrow Funds.
(d)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
2.5Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Carmody Torrance Sandak & Hennessey LLP, 195 Church Street, New Haven, Connecticut, or remotely by exchange of documents and signatures (including electronic signatures), or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
The Company and Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof (unless the particular statement relates to another date or time, in which case it is true and correct as of such other date or time), subject, in each case, to the exceptions listed in the Disclosure Schedules, which identifies the section number of the provision of this Agreement to which each such exception relates.
3.1Organization, Authority and Qualification of the Company and Subsidiaries. Each of the Company and the Subsidiaries is an entity duly organized and validly existing under the Laws of its governing jurisdiction and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Except as set forth on Schedule 3.1, to the extent applicable, the statutory books and records of each of the Company’s Subsidiaries have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received. Each of the Company and the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

3.2Authorization of Transaction. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.3Capitalization.
(a)Company Capitalization. The authorized capital stock of the Company consists of 50,000 shares of Voting Preferred Stock, par value $100 per share, 20,000 shares of Class A Common Stock, par value $100 per share, and 10,000 shares of Class B Common Stock, par value $100 per share (the “Capital Stock”), of which 24,892 shares of Voting Preferred Stock, no shares of Class A Common Stock and 1,834 shares of Class B Common Stock are issued and outstanding and constitute the Company Shares. All of the Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances, other than those Encumbrances set forth in Schedule 3.3(a). All dividends or other distributions by the Company to the Sellers, including distributions in kind relating to vehicles, any equity in any Person owned by the Company, or otherwise, have been made in accordance with applicable Law and the Company’s organizational documents.
(b)Subsidiary Capitalization. The Company, Richard W. Sorenson and Christopher T. Sorenson collectively own, directly or indirectly, the share capital, membership or other equity interests of each Subsidiary, in such amounts and as set forth in Schedule 3.3(b), free and clear of all Encumbrances, other than those Encumbrances set forth in Schedule 3.3(a), which equity interests have been duly authorized, are validly issued, fully paid and non-assessable. Schedule 3.3(b) sets forth all of the owners of any share capital, membership or other equity interests of each Subsidiary. Neither the Company nor any of its Subsidiaries has any equity or other ownership interest in any Person except as set forth on Schedule 3.3(b).
(c)Sellers’ Schedule; Sharing of the Purchase Price. Schedule 3.3(c) is a true, correct and complete listing of (i) the name and the mailing address of each Seller; and (ii) the number of shares of Capital Stock and the number of Subsidiary Shares held by each Seller. All such information is in compliance with the Company’s organizational documents and all other agreements and instruments among the Company and/or the Sellers, and no Seller shall be entitled to any portion of the Purchase Price except as provided in Article II. All payments of Purchase Price to the Sellers shall be in accordance with the instructions of the Sellers’ Representative.
(d)No Other Securities. Except as set forth in Schedule 3.3(d), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or any Subsidiary or obligating the Company, any Subsidiary or any Seller to issue or sell any shares of capital stock of, or any other interest in, the Company or any of its Subsidiaries. Neither the Company nor the Subsidiaries have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Schedule 3.3(d), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the equity interests required to be listed on Schedule 3.3(b).
3.4No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries; (c) except as set forth in Schedule 3.4, require the consent of, notice to, or other action by any Major Customer, Major Supplier, lessor with respect to any Leases, insurance providers, or, except where the failure to receive such consent, give such notice, for such other action to occur would not have a Material Adverse Effect, any Person; or (d) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Schedule 3.4.
3.5Financial Statements. Attached to Schedule 3.5 are copies of the Company’s audited financial statements consisting of the balance sheet of the Company and its Subsidiaries, on a consolidated basis, as at December 31 in each of the years 2018, 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company and its Subsidiaries, on a consolidated basis as at August 30, 2021, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.5, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The balance sheet of the Company and its Subsidiaries, on a consolidated basis, as of December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and its Subsidiaries, on a consolidated basis, as of August 30, 2021, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

3.6Undisclosed Liabilities. None of Company or any of its Subsidiaries has any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.
3.7Indebtedness. Except as set forth on Schedule 3.7, and except for trade payables in the ordinary course of business, neither the Company nor any Subsidiary has any Indebtedness nor any liability for any Indebtedness of any other Person.
3.8Inventories; Receivables: Payables.
(a)The inventories of the Company and its Subsidiaries are in good and marketable condition and are saleable in the ordinary course of business. Adequate reserves have been reflected on the Balance Sheet for excess, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.
(b)All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice. To the Knowledge of the Company, all accounts receivable of the Company and its Subsidiaries reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. To the Knowledge of the Company, all accounts receivables arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for return or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.
(c)All accounts payable of the Company and its Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transaction in the ordinary course of business and have been paid or are not yet due and payable.
3.9Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.9, from the Interim Balance Sheet Date until the date of this Agreement, the Company and each of its Subsidiaries has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company or any of its Subsidiaries, any:
(a)event, occurrence or development that has had a Material Adverse Effect;
(b)amendment of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries;
(c)split, combination or reclassification of any shares of its capital stock;

(d)issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)change in any method of accounting or accounting practice of the Company or its Subsidiaries, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $500,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;
(h)sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except (i) in the ordinary course of business, (ii) for any assets having an aggregate value of less than $100,000, and (iii) for any vehicles set forth in Schedule 3.9;
(i)increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;
(j)adoption, amendment or modification of any Benefit Plan;
(k)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof, other than India JV, for consideration in excess of $250,000;
(l)capital expenditure, except in the ordinary course of business and except for any capital expenditures having an aggregate value of less than $250,000;
(m)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or
(n)any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.10Material Contracts.
(a)Material Contracts. Schedule 3.10(a) lists each of the following contracts and other agreements of the Company and the Subsidiaries (together with all Leases listed in Schedule 3.11(b), collectively, the “Material Contracts”):
(i)each agreement (A) involving aggregate consideration for the trailing twelve (12)-month period as of the date of this Agreement in excess of $750,000, which,

in each case, cannot be cancelled by the Company or a Subsidiary without penalty or without more than ninety (90) days’ notice, or (B) with a Major Customer or Major Supplier;

(ii)all agreements that relate to the sale of any of the Company’s or a Subsidiary’s assets, other than in the ordinary course of business;
(iii)all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000, including, without limitation, agreements that relate to the acquisition of stock of India JV;
(iv)all agreements between or among the Company or a Subsidiary on the one hand and any Seller or any Affiliate of any Seller (other than the Company or a Subsidiary) on the other hand;
(v)all collective bargaining agreements or agreements with any labor organization, union or association to which the Company or a Subsidiary is a party;
(vi)except non-disclosure agreements and manufacturing and supply agreements entered into in the ordinary course of business, which limit the manufacture, sale, use or distribution of specific products that are tailored or modified specifically for such customer and to which such agreements relate, all material agreements containing (A) covenants of the Company or a Subsidiary not to compete in any line of business or with any Person in any geographical area or (B) covenants of any other Person not to compete with the Company or a Subsidiary in any line of business or geographical area (other than non-compete agreements with Employees);
(vii)except non-disclosure agreements and manufacturing and supply agreements entered into in the ordinary course of business, which limit the use of a Person’s Intellectual Property to the manufacture, sale, use or distribution of specific products that are tailored or modified specifically for such customer and to which such agreements relate and do not otherwise require royalties or other fees relating to the use of such Intellectual Property, all agreements related to the licensing, use, or rights (including any restrictions of the use) of any Company Intellectual Property, or that obligate the Company or any Subsidiary to pay royalties or other fees relating to the use of any Intellectual Property (other than end-user license agreements for “off the shelf” commercially available software, if not material, in the aggregate); and
(viii)all agreements between or among the Company or a Subsidiary on the one hand and any Governmental Authority on the other hand.
(b)No Material Breach. Other than warranty claims in the ordinary course of business, neither the Company, the Subsidiaries, nor to the Knowledge of the Company, any other party thereto are in material breach of, or default under (or is alleged to be in material breach or default under), any Material Contract validly binding on the Company or its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. To the Knowledge of the Company, other than warranty claims in the ordinary course of business, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under or breach of any Material Contract, or result in a termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To the extent in the possession of the Company or its Subsidiaries, complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto) have been made available to Buyer.

3.11Title to Assets; Real Property.
(a)Good Title. The Company and the Subsidiaries have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)those items set forth in Schedule 3.11(a);
(ii)liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;
(iii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;
(iv)recorded easements, rights of way, and other similar encumbrances of record that do not materially impair the occupancy, use or value of the Real Property;
(v)existing zoning ordinances affecting the Real Property;
(vi)other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or
(vii)other imperfections of title or Encumbrances, if any, that are not, individually or in the aggregate, material.
(b)Real Property. Schedule 3.11(b) lists: (i) the street address of each parcel of owned Real Property; (ii) the street address of each parcel of leased Real Property; and (iii) as of the date of this Agreement, all leases for each parcel of leased Real Property (collectively, “Leases”) and identifies the lessee and lessor thereunder. To the extent in the possession or control of the Company or its Subsidiaries, all currently existing owner’s policies of title insurance with respect to the owned Real Property have been delivered or made available to Buyer.
(c)There are no options to purchase, rights of first offer to purchase, or rights of first refusal to purchase any owned Real Property in favor of any third party.

(d)All Real Property and all improvements located thereon, together with all tangible personal property and other assets reflected in the Audited Financial Statements are, subject to ordinary wear, tear and deterioration, fully equipped and operational, in good condition and repair, free from structural defects, free of any material deferred maintenance, and are adequate for the uses to which they are being put. As of the date of this Agreement, there are no renovations, capital improvements, or construction projects with respect to the Real Property currently being performed at the instance of Company or any Subsidiary or currently planned by the Company or any Subsidiary, the budgeted cost of which to complete is in excess of $100,000.
(e)Neither the Company nor any Subsidiary has received any written notice of (i) existing, pending or threatened condemnation actions affecting the Real Property, or (ii) existing, pending or threatened zoning, environmental, building code or other moratorium actions, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated.
(f)Except as set forth in Schedule 3.11(f), to the Company’s Knowledge, the Company’s and each Subsidiary’s use and occupation of the Real Property materially complies with (i) all applicable Laws, (ii) any restrictions, covenants or Encumbrances of record with respect to the Real Property, and (iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Real Property or the ownership, operation, use or possession thereof.
3.12Intellectual Property.
(a)Definition. “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; and (v) internet domain name registrations.
(b)Company Intellectual Property. Schedule 3.12(b) lists all patents, patent applications, trademark registrations and pending applications for registration, unregistered trademarks and service marks, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company or a Subsidiary. Except as set forth in Schedule 3.12(b), the Company or each Subsidiary owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s or such Subsidiary’s business as currently conducted (the “Company Intellectual Property”).
(c)No Infringement. Except as set forth in Schedule 3.12(c), to Company’s Knowledge: (i) the Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all of the Company Intellectual Property used, sold or licensed by the Company or a Subsidiary in the business as presently conducted and as currently proposed to be conducted, free and clear of all Encumbrances and the conduct of the Company’s and Subsidiaries’ business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; (ii) neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, threat, demand or notice alleging interference, infringement, misappropriation or violation of Intellectual Property or that challenges the legality, validity, enforceability, use, or ownership of the Company Intellectual Property; and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. The Company and its Subsidiaries have taken all necessary action to maintain and protect each item of Company Intellectual Property and no loss or expiration of any of the Company Intellectual Property is pending or, to the Knowledge of the Company, threatened, except for patents expiring at the end of their statutory terms and not as a result of any act or omission by Company or its Subsidiaries. This Section 3.12(c) constitutes the sole representation and warranty of the Company and Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.
(d)In Licenses, Royalties; Other Fees. Except as set forth in Schedule 3.12(d), neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments in excess of $25,000, individually, by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the business as currently conducted, other than pursuant to (i) manufacturing and supply agreements entered into in the ordinary course of business, which limit the use of a Person’s Intellectual Property to the manufacture, sale, use or distribution of specific products that are tailored or modified specifically for such customer and to which such agreements relate, and (ii) “off the shelf” commercially available software or services provided in the ordinary course of business, including but not limited payroll services, if not material, in the aggregate. To the extent in the possession of the Company, the Company has delivered to Buyer substantially complete copies of all licenses, sublicenses, agreements, and permissions (as amended to date) set forth in Schedule 3.10(a) and Schedule 3.12(d).
(e)Licenses. Except for non-disclosure agreements and manufacturing and supply agreements entered into in the ordinary course of business, which limit the use of a Person’s Intellectual Property to the manufacture, sale, use or distribution of specific products that are tailored or modified specifically for such customer and to which such agreements relate, Schedules 3.10(a)(vi) and 3.10(a)(vii) set forth a complete and accurate list of all material contracts to which the Company or any Subsidiary is a party, (i) granting a license to any Intellectual Property right or (ii) containing a covenant not to compete or otherwise limiting its ability to exploit fully any of the Company Intellectual Property. With respect to each Material Contract set forth in Schedules 3.10(a)(vi) and 3.10(a)(vii): (i) the license or covenant is legal, valid, binding, enforceable, and in full force and effect; (ii) the license or covenant will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby; (iii) no party to the license or covenant is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and (iv) to the Knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(f)Trade Secrets. The Company, each Subsidiary, and the Sellers have taken adequate security measures to protect the secrecy, confidentiality and value of all the trade secrets of the Company and each Subsidiary and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company or any Subsidiary, which measures are reasonable in the industry in which the Company or any Subsidiary operates. Each employee, consultant and independent contractor of the Company or any of its Subsidiaries who engages in material research and development activities for the Company or its Subsidiaries, has entered into a written non-disclosure and invention assignment agreement with the Company or a Subsidiary in a form reasonably satisfactory to the Company or the Subsidiary and to the extent in the possession of the Company, the Company has provided the same to Buyer.
(g)Third Party Rights. No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property owned or used by the Company or any Subsidiary and neither the Company nor any of its Subsidiaries has any liability relating to inventor reward or remuneration for any of the Company Intellectual Property. To the Knowledge of the Company, no employee, consultant, or independent contractor of the Company or any Subsidiary is, as a result of or in the course of such employee’s, consultant’s, or independent contractor’s engagement by the Company or any Subsidiary, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.
(h)No Impairment. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Buyer’s right to own or use any the Company Intellectual Property.
(i)Third Party Indemnification. Schedule 3.12(i) lists all material written contracts pursuant to which the Company or any Subsidiary has agreed to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification with respect to non-disclosure agreements and manufacturing and supply agreements entered into in the ordinary course of business.
3.13Insurance. Schedule 3.13 sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or the Subsidiaries or with respect to which the Company or a Subsidiary is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, and neither the Company nor any Subsidiary has received written notice that any Insurance Policy will be cancelled or not renewed.
3.14Legal Proceedings; Governmental Orders. Except as set forth in Schedule 3.14, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Company’s Knowledge, threatened against or by the Company or any Subsidiary, affecting any of their respective properties or assets (or by or against the Company or any Affiliate thereof and relating to the Company), which if determined adversely to the Company or such Subsidiary (or to the Company, such Subsidiary or any Affiliate thereof) would result in a Material Adverse Effect. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their properties or assets which would have a Material Adverse Effect.
3.15Compliance with Laws; Permits. Except as set forth in Schedule 3.15, each of the Company and Subsidiaries is in material compliance with all Laws applicable to it or its business, properties or assets and has not received any written notice of violations of all applicable Laws to which it is subject. All material Permits required for the Company and any Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. None of the representations and warranties contained in this Section 3.15 shall be deemed to relate to environmental matters (which are governed by Section 3.16), employee benefits matters (which are governed by Section 3.17), employment matters (which are governed by Section 3.18) or tax matters (which are governed by Section 3.19).
3.16Environmental Matters.
(a)Compliance with Environmental Laws. Except as set forth in Schedule 3.16(a), to Company’s Knowledge, the Company and the Subsidiaries are in compliance with all Environmental Laws and have not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)Environmental Permits. The Company and the Subsidiaries have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.16(b)) necessary for the ownership, lease, operation or use of the business or assets of the Company and the Subsidiaries; and such Environmental Permits are in full force and effect and, to the Company’s Knowledge, not the subject of any threatened or pending appeal and neither the Company nor its Subsidiaries have received any written notice that (a) any existing Environmental Permits will be revoked or (b) any pending application for any new Environmental Permits or renewal of existing Environmental Permits will be denied.
(c)CERCLA. No real property located in the United States and currently owned, operated or leased by the Company or the Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, nor to Company’s Knowledge is any off-site disposal facility used by Company or its Subsidiaries listed on, or proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)No Release. Except as set forth in Schedule 3.16(d), to Company’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or the Subsidiaries or any Real Property currently owned, operated or leased by the Company or the Subsidiaries, and neither the Company nor any of the Subsidiaries has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company or the Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Company or the Subsidiaries.
(e)Environmental Reports. The Company has previously made available to Buyer in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, including Environmental Permits with respect to the business or assets of the Company and the Subsidiaries in the Company’s possession.
(f)Neither the Company nor any Subsidiary has retained or assumed by contract any obligations or liability arising under Environmental Laws.
(g)Sole Representations. The representations and warranties set forth in this Section 3.16 are the Company’s and Sellers’ sole and exclusive representations and warranties regarding environmental matters.
3.17Employee Benefit Matters.
(a)Employee Benefit Plans. Schedule 3.17(a) contains a list of each material benefit, retirement, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company or the Subsidiaries, current or former directors of the Company or Subsidiaries or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or the Subsidiaries under which the Company or any Subsidiary has any material liability for premiums or benefits (as listed on Schedule 3.17(a), each, a “Benefit Plan”).
(b)Compliance with Laws. Except as set forth in Schedule 3.17(b), each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Schedule 3.17(b), all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Company’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or any of its Subsidiaries to a Tax under Section 4971 of the Code or the assets of the Company or the Subsidiaries to a lien under Section 430(k) of the Code.

(c)Multi-Employer Plans. Except as set forth in Schedule 3.17(c), no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliates have: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction which would give rise to a liability of the Company, any of its Subsidiaries, or Buyer under Section 4069 or Section 4212(c) of ERISA.
(d)Post-Retirement Benefits. Except as set forth in Schedule 3.17(d) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e)No Claims. Except as set forth in Schedule 3.17(e), (i) there is no pending or, to Company’s Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(f)Change of Control Payments. Except as set forth in Schedule 3.17(f), no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan (except as limited or restricted by applicable Laws, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(g)Subsidiary Matters. The Subsidiary of the Company located in the PRC has paid all PRC Statutory Contributions completely and timely as required by applicable Laws. The Mexican Subsidiaries are in compliance with their profit sharing obligations in all material respects.
(h)Sole Representations. The representations and warranties set forth in this Section 3.17 are the Company’s and Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.
3.18Employment Matters.
(a)Collective Bargaining Agreements. Except as set forth in Schedule 3.18(a), neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Schedule 3.18(a), since January 1, 2018, there has not been, nor, to Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Company or Subsidiaries.

(b)Compliance with Laws. Except as set forth in Schedule 3.18(b), the Company and the Subsidiaries are, and since January 1, 2018 have been, in material compliance with all applicable Laws pertaining to labor and employment matters to the extent they relate to current or former employees of the Company or Subsidiaries. Except as set forth in Schedule 3.18(b), there are no actions, suits, claims, investigations or other legal proceedings against the Company or the Subsidiaries pending, or to Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company or the Subsidiaries, including, without limitation, any claim relating to immigration, classification, wage and hour compliance, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other labor or employment related matter arising under applicable Law. The Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former employees and independent contractors under applicable Law, or any agreement, contract, or policy. Each individual who has provided services to the Company or any of its Subsidiaries since January 1, 2018, and was classified and treated by the Company or any of its Subsidiaries as an independent contractor, consultant, or other service provider, is and was properly classified for all applicable purposes.
(c)Subject to Data Protection Laws, the Company has provided or made available to Buyer information regarding all employees of the Company and each of its Subsidiaries as of a date within five (5) Business Days prior to the date hereof, including with respect to each employee in the United States, the United Kingdom and Europe and each employee in any other country that serves in an officer, management, supervisory, department or function head, or sales role, the name, age, employing entity, terms of employment, hours of work, job title, dates of commencement of employment, place of work, applicable hourly wage or annual salary (as appropriate and including but not limited to bonus and commission and other incentive payments), benefits, accrued paid time off, and, as applicable, notice period. There are no amounts owing to any employees of the Company or its Subsidiaries other than compensation accrued (but not yet due) in respect of the payroll period in which this Agreement is executed, accrued paid time off (pursuant to their terms of employment) or for reimbursement of business expenses incurred during such month. All employees of the Company or any Company Subsidiary in the United Kingdom who are or have been placed on Furlough or Flexible Furlough under the United Kingdom Government's Coronavirus Job Retention Scheme were done so in accordance with applicable Law.
(d)Schedule 3.18(d) lists all of the officers and directors of the Company and each Subsidiary and all powers of attorney granted by the Mexican Subsidiaries.
(e)Sole Representations. The representations and warranties set forth in this Section 3.18 are the Company’s and Sellers’ sole and exclusive representations and warranties regarding employment matters.
3.19Taxes.
(a)Tax Status. Except as set forth in Schedule 3.19(a):

(i)The Company and the Subsidiaries have each filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company or the Subsidiaries. Such Tax Returns are true, complete and correct in all material respects. The Company and the Subsidiaries are not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company and the Subsidiaries have been timely paid or accrued (whether or not shown on any Tax Return).
(ii)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company or the Subsidiaries.
(iii)There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company or the Subsidiaries.
(iv)Neither the Company nor the Subsidiaries are a party to any Tax-sharing agreement.
(v)Neither the Company nor the Subsidiaries is or has been party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(vi)Neither the Company nor any Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(vii)All material Taxes which the Company or the Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.
(viii)The Company and the Subsidiaries are in compliance with all applicable state escheat Laws.
(ix)No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to tax by that jurisdiction.
(x)There are no Tax liens with respect to Taxes upon any asset of the Company or any Subsidiary other than Taxes not yet due or payable or reserved on the Financial Statements in accordance with GAAP.
(b)Foreign Jurisdictions. Schedule 3.19(b) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any Subsidiary has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(c)Tax Reserves. The amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals of Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and its Subsidiaries’ liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserved for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(d)Tax Accounting and Tax Deferral. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)a prepaid amount received on or before the Closing Date;
(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)any election under Section 108(i) of the Code.
(e)CARES Act Compliance. The Company and each of its Subsidiaries have (i) properly complied with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act; (ii) to the extent applicable, properly complied with all legal requirement and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act; and (iii) not sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(f)Transfer Pricing. The Company and each Subsidiary is in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of all transfer pricing Laws, including Section 482 of the Code and the Treasury Regulations promulgated thereunder.
(g)Copies of Tax Returns. The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports,

and statements of deficiencies assessed against, or agreed to by, the Company or any Subsidiary for all Tax periods ending after December 31, 2017.
(h)No Deficiencies; Private Letter Rulings.
(i)All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.
(ii)No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any Subsidiary, or entered into by any taxing authority with respect to the Company or any Subsidiary.
(i)Entity Classification. The Company is taxed as a corporation for U.S. federal tax purpose. Schedule 3.19(i) sets forth the entity classification for U.S. federal tax purposes of each Subsidiary, and except as indicated thereon, each such Subsidiary has had such classification at all times since its formation.
(j)FIRPTA. The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(k)India JV Matters.
(i)The value of India JV and any other direct or indirect assets of Company in India, when calculated in accordance with methodology prescribed under Rule 11 UB of the Indian Income Tax Rules, 1962 as on the ‘specified date’ (as defined under Indian Tax Laws) does not: (i) exceed INR 100 million; and (ii) represent 50% or more of the value of all assets of Company.
(ii)Under Indian Tax Laws, India JV is not a “material subsidiary.”
(iii)Consummation of transactions under this Agreement does not trigger any requirement to pay capital gains Tax in India, in accordance with Indian Tax Laws.
(l)Mexico Matters.
(i)To the Company´s Knowledge, the Mexican Subsidiaries have not entered into or consummated any transaction or series of transactions that have no business purpose and create a Tax benefit in Mexico within the meaning of Article 5-A of the Federal Fiscal Code (Código Fiscal de la Federación). No Mexican Tax invoice has been issued in favor of the Mexican Subsidiaries by a Person which has been included in the list published in the webpage of the Mexican Tax Authority and/or in the Mexican Official Gazette (Diario Oficial de la Federación) in terms of article 69-B of the Mexican Federal Tax Code. All CFDIs (certificado fiscal digital por internet) issued in favor of the Mexican Subsidiaries support bona fide and existing transactions carried out in the ordinary course of business.

(ii)The Mexican Subsidiaries (i) have not entered into any agreement with third parties that would reasonably be understood by the Tax Authority for purposes of Article 17-B of the Mexican Federal Tax Code as a joint venture or “asociación en participación”, (ii) have not acquired any third party’s business or negotiation (negociación) in terms of Article 26 of the Mexican Federal Tax Code, and (iii) have utilized all deductions in preparing any Tax Returns in conformity with applicable Laws.
(m)Sole Representations. Except for certain representations related to Taxes in Section 3.17, the representations and warranties set forth in this Section 3.19 are the Company’s and Sellers’ sole and exclusive representations and warranties regarding Tax matters.
3.20Customers and Suppliers.
(a)Schedule 3.20(a) sets forth a correct and complete list of the twenty (20) largest customers (by dollar volume) of products or services to the Company and its Subsidiaries (the “Major Customers”), and the twenty (20) largest suppliers (by dollar volume) of the Company and its Subsidiaries (the “Major Suppliers”) during calendar years 2019 and 2020 and the six (6) month period ended June 30, 2021. Schedule 3.20(a) also sets forth, for each such customer and supplier, the aggregate payments from and to such Person by the Company or its Subsidiaries, as applicable, during such periods. Except as set forth in Schedule 3.20(a), there are no outstanding disputes with any of such Major Customers or Major Suppliers other than warranty claims made in the ordinary course of business that are not material, individually or in the aggregate with respect to any such Major Customer.
(b)Except as set forth in Schedule 3.20(b), since July 31, 2021, none of the Major Customers has indicated that it shall stop buying or materially decrease its purchases of products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries.
(c)Except as set forth in Schedule 3.20(c), since July 31, 2021, none of the Major Suppliers has indicated that it shall stop, materially decrease the rate of, or materially change the pricing of, supplying materials, products or services to the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries.
(d)The reserves recorded in the Financial Statements for returns and warranty claims are adequate and there are no circumstances likely to give rise to liabilities of the Company or its Subsidiaries in excess of such reserves.
3.21Related Party Transactions.
(a)Except as set forth on Schedule 3.21(a), neither the Sellers nor any of their respective Affiliates has borrowed any moneys from or has outstanding any Indebtedness or other similar obligations to the Company or any Subsidiary of the Company. Except as set forth in Schedule 3.21(a), neither the Sellers, the Company, any Subsidiary of the Company, any Affiliate of the Company or the Sellers nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any transaction to which the Company or any of its Subsidiaries is a party or (ii) is a party to any Material Contract with the Company or any of its Subsidiaries.

(b)Except as set forth on Schedule 3.21(b), each contract, agreement or arrangement between the Company or any Subsidiary on the one hand, and any Seller or any Affiliate of a Seller, or any officer, director of the Company on the other hand is on commercially reasonable terms no more favorable to the Company or any Seller than what any third party negotiating on an arms-length basis could expect
3.22Compliance with Anti-Corruption Laws.
(a)Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, its shareholders, officers, directors, employees, agents, and anyone active on its or their behalf, has at any time (i) violated, or engaged in any activity, practice or conduct which would violate any Anti-Corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any Government Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value would be offered, promised, or given, directly, or indirectly to a Government Official or other Person for the purpose of (A) influencing any act or decision of such Government Official or Person in his, her or its official or business capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance functions, or (B) inducing such Government Official or Person to use his, her or its influence or position to influence any act or decision in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company or any of its Subsidiaries.
(b)The Company and each of its Subsidiaries have adopted and maintain adequate policies, procedures and controls to ensure that the Company and its Subsidiaries have complied and are in compliance with all Anti-Corruption Laws.
(c)Neither the Company nor any of its Subsidiaries is or has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and to the Knowledge of the Company no such investigation, inquiry or proceeding has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
3.23Import / Export Compliance.
(a)Except as set forth in Schedule 3.23, the Company and its Subsidiaries have conducted all transactions in accordance with applicable provisions of Customs & International Trade Laws and Sanctions Laws, and, as of the date of this Agreement, there are no unresolved formal claims, and to the Company’s Knowledge, no circumstances that could result in a formal claim, concerning the liability of any of the Company and its Subsidiaries under such Laws.

(b)Except as set forth in Schedule 3.23, the Company and its Subsidiaries have obtained all necessary permits and other consents, notices, waivers, approvals, authorizations, registrations required under Customs & International Trade Laws and Sanctions Laws and made and timely filed any applicable filings with any Governmental Authority in connection with such activities required in the ordinary course of business.
3.24Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, is (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; or (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country.
3.25Data Privacy and Security.
(a)The Company and its Subsidiaries complies, and during the past three (3) years has complied, and to the Knowledge of the Company each Data Processor complies and during the past three (3) years has complied, with all Privacy and Security Requirements and all Data Requirements. The Company’s and its Subsidiaries’ processing of Personal Information or Personal Data and Company Data is and, during the past three (3) years, has been in compliance with, applicable Data Requirements. Neither the Company nor any of its Subsidiaries permits the processing of Personal Information or Personal Data outside, and has not transferred Personal Information or Personal Data to a country or territory outside, of the United States, the European Economic Area or the United Kingdom in material breach of the Data Protection Laws. For the avoidance of doubt, all disclosures or transfers of Personal Data have complied with all applicable requirements set out in the Data Protection Laws. From the date which is three (3) years prior to the date hereof through the Closing Date, neither the Company, its Subsidiaries nor the Knowledge of the Company, any other Person has received notice of any complaint, investigation, correspondence, communication or other inquiry from any Governmental Authority or data subject regarding any actual, alleged or possible violation of, or failure to comply with, any Data Requirements or any Privacy and Security Requirement by the Company, its Subsidiaries or, any Data Processor. There is not currently pending and there has not been within the last three (3) years any third-party claim against any member of the Company nor its Subsidiaries alleging any violation of, or failure to comply with, any Privacy and Security Requirement. If Seller participates in such cross-border data transfers, Seller has entered into a written contract with each Data Processor that is used by Seller and, where Seller acts as a processor, a written contract has been executed with any data controller, in each case that complies with the requirements of the Data Protection Laws. Neither Seller nor any of its Data Processors is in violation of any restrictions on the transfer of data across national borders that are contained in any contracts or agreements to which Seller is bound.
(b)The Company and each of its Subsidiaries has provided and complied with all requisite notices and obtained all required consents, and satisfied all other requirements necessary for the processing of Company Data and Personal Information or Personal Data by the Company and/or its Subsidiaries as currently conducted. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any of its Data Processors, is in violation of any restrictions on the transfer of data across national borders that are contained in any Data Agreement. During the past three (3) years, there has been no Security Incident, nor any material: (i) loss or theft of data, accidental or unlawful destruction, alteration, security breach, personal data breach or accidental or unauthorized access, disclosure or use relating to data (including Company Data) in the possession, custody or control of the Company or its Subsidiaries, or (ii) unintended or improper disclosure of any such data (including Company Data in the possession, custody or control of the Company, its Subsidiaries, or a contractor or agent in its provision of material services to the Company).

(c)The transactions to be consummated hereunder as of the Closing Date will not cause or constitute a breach or violation of any Data Requirements, privacy notice or any other Privacy and Security Requirement by the Company or its Subsidiaries.
(d)The Company, its Subsidiaries, and, to the Knowledge of the Company, its Data Processors each adhere to a privacy and information security program that (i) consists of appropriate organizational, administrative, physical and technical safeguards designed to safeguard the Company Systems, Company Data and the processing of Personal Information or Personal Data against the unauthorized or unlawful processing of, or accidental loss or damage and (ii) meets relevant industry standards, all applicable requirements of the Privacy and Security Requirements, and all applicable requirements of applicable Law. Except as set forth on Schedule 3.25(d), the Company and its Subsidiaries have employed industry standard encryption on Personal Information or Personal Data at rest and in transit, and on all Company Systems, including on portable devices containing or transmitting confidential information or Personal Information or Personal Data.
(e)Within the past three (3) years, (i) no actual or suspected Security Incident has occurred (including any loss of confidentiality, integrity or availability) with respect to any Company Systems, nor the Company Systems of its Subsidiaries, or confidential information or Personal Information or Personal Data thereon, and no Person has, or is suspected to have obtained, used, accessed, disclosed, or otherwise processed any Personal Information or Personal Data or confidential information or Company Systems or the Company Systems of its Subsidiaries, including for any illegal, wrongful or unauthorized purpose; (ii) neither the Company nor any of its Subsidiaries have experienced any interruption or disruption to its IT systems or to the business conducted by the Company and/or its Subsidiaries in connection with any event affecting Company Systems, and (iii) no claims have been asserted or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries relating to data security, privacy, or the storage, transfer, use or processing of Company Data or Personal Information or Personal Data under any Data Agreements.
(f)The Company Systems are sufficient for the Company’s and its Subsidiaries’ current operations (including as to capacity, scalability and ability to process current volumes in a timely manner) and operate and perform in all material respects as required in connection with, the operation of the business of the Company and/or its Subsidiaries as presently conducted. During the past three (3) years, there has been no material breach, intrusion, or unauthorized use of or access to any Company Systems, and the Company Systems have had no material errors or defects that have not been reasonably mitigated in all material respects, and contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Systems (including what are sometimes referred to as “viruses”, “worms”, “time bombs” or “back doors”) that would enable any Person to access the Company Systems without authorization or otherwise materially adversely affect the Company Systems. The Company Systems are protected by commercially reasonable security, firewall and anti-virus protection hardware and/or software. Each of the Company and its Subsidiaries maintains, and during the past three (3) years has maintained, sufficient licenses in respect of its use of software for the Company Systems (including, without limitation, with regard to user numbers, user type, and territorial restrictions).]

3.26Brokers. Except for Carter Capital Corporation, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.
3.27Additional Arrangements. With respect to the arrangements between the Company or its Subsidiaries and the customers listed on Schedule 3.27 (each, an “Additional Arrangement”):
(a)there is no written agreement governing the terms of such arrangement or, if such a written agreement exists, the Company is unable to locate a copy thereof;
(b)the pricing (including terms requiring pricing adjustments for any reason), delivery, payment, and other terms of such Additional Arrangements: (i) are consistent with the terms applicable to sales made to such customer over the period from July 15, 2021 to the date hereof; (ii) are not materially less favorable to the Company than corresponding terms provided under applicable Laws; (iii) do not contain any “most-favored nations” or similar rights or provisions; (iv) do not contain fixed pricing arrangements or restrictions on the Company’s or its Subsidiaries’ ability to increase prices other than required notice periods not in excess of sixty (60) days; and (v) do not contain any rebate obligations of the Company or its Subsidiaries;
(c)there are no agreements binding on the Company which (i) limit the manufacture, sale, use or distribution of products (except with respect to manufacturing and supply agreements entered into in the ordinary course of business, which limit the manufacture, sale, use or distribution of specific products that are tailored or modified specifically for such customer and to which such agreements relate), or (ii) obligate the Company or a Subsidiary or any Affiliate not to compete in any line of business or with any Person in any geographical area; and
(d)such Additional Arrangements do not require any consent from or notice to the parties to such Additional Arrangements in connection with the transactions contemplated by this Agreement or give any such party a right to terminate or declare a breach or default of such Additional Arrangement in connection with such transactions.
3.28No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and Article IV (including the related portions of the Disclosure Schedules), none of the Company, the Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the

Company or Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Carter Morse & Goodrich, an affiliate of Carter Capital Corporation, dated May 2021, any supplements or addendums thereto, and any information, documents or material delivered to Buyer or made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or the Subsidiaries, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller, solely with respect to herself, himself or itself, represents and warrants to Buyer that the following statements in this Article IV are true, correct and complete as of the date of this Agreement (unless the particular statement speaks expressly as of another date or time, in which case it is true, correct and complete as of such other date or time), subject, in any case, to the exceptions listed in the Disclosure Schedules, which exceptions shall be deemed to be representations and warranties as if made hereunder.
4.1Organization. If such Seller is not a natural person, such Seller (a) is duly organized and validly existing under the Laws of the jurisdiction in which it is organized, and (b) has the organizational power and authority to own the Shares held by such Seller, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
4.2Authorization. If such Seller is not a natural person, the execution and delivery of this Agreement, the performance by such Seller of its obligations under this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement is a valid and binding obligation of such Seller enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency Laws and related decisions affecting creditors’ rights generally. If such Seller is not a natural person, in each instance such Seller, through its authorized representative has provided true, complete and accurate copies of all organizational documentation, including trust documents, as applicable.
4.3No Conflict. None of the execution and delivery of this Agreement by such Seller, the performance by such Seller of his, her or its obligations hereunder or the consummation by such Seller of the transactions contemplated hereby (with or without the giving of notice or the passage of time, or both), will (a) conflict with or violate any Law or Governmental Order to which such Seller is subject or by which such Seller or any of his, her or its Assets is bound, (b) if such Seller is not a natural person, conflict with, violate, result in a breach of or constitute a default under any provision of the organizational documents of such Seller, or (c) conflict with, violate, result in a breach of or constitute a default under, or result in the creation of any encumbrance under, any contract or material liability to which such Seller is a party or by which he, she or it is bound or to which any of his, her or its Affiliates is subject.

4.4No Consent. No consent, approval, Governmental Order or authorization of, or registration, qualification, declaration or filing with any Person, is required by or with respect to such Seller in connection with any of the execution and delivery by such Person of this Agreement or any other instrument or agreement contemplated hereby, the performance by such Seller of his, her or its obligations hereunder or thereunder, or the consummation by such Seller of the transactions contemplated hereby or thereby (with or without the giving of notice or the passage of time, or both).
4.5Ownership of Securities. Such Seller holds and owns of record all right, title and interest in and to the Shares listed opposite the name of such Seller on Schedule 3.3(c) free and clear of all Encumbrances. Such Seller owns no, and has no right or obligation to acquire any, other or additional Capital Stock or other securities of any type of nature of the Company.
4.6Agreements with Company. Except as listed by the Company on Schedules 3.10 and 3.21, none of the Sellers nor any of their respective Affiliates (other than the Company or any Subsidiary) is a party or otherwise subject to any contract to which the Company or any of the Subsidiaries is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary is bound.
4.7Litigation. There is no action, suit, claim, investigation or other legal proceeding (including arbitration proceedings) pending or, to the actual, conscious knowledge of such Seller, threatened against such Seller that relates to or affects the Shares held by such Seller or the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby, and there are no Governmental Orders against such Seller that relate to or affect the Shares held by such Seller or the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.
5.1Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Schedule 5.2 and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
5.3Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
5.4Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
5.5Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
5.6Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
5.7Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Subsidiaries for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Article III and of the Sellers in Article IV (including in each case the related portions of the Disclosure Schedules); and (b) none of the Company, Subsidiaries, Sellers or any other Person has made any representation or warranty as to the Company, Subsidiaries, Sellers or this Agreement, except as expressly set forth in Article III or Article IV (including in each case the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS
6.1Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company to: (a) conduct the business of the Company and the Subsidiaries in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and the Subsidiaries. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not cause or permit the Company or the Subsidiaries to take any action that would cause any of the changes, events or conditions described in Section 3.9 to occur.
6.2Access to Information. From the date hereof until the Closing, Sellers shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company and the Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and the Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Company to cooperate with Buyer in its investigation of the Company and the Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 6.2 shall be submitted or directed exclusively to Ryan T. Roth (Vice President, Legal & Human Resources and General Counsel of the Company), or such other individuals as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Sellers shall be required to disclose any information to Buyer if such disclosure would, in the Company’s sole discretion: (w) cause significant competitive harm to the Company, the Subsidiaries and their respective businesses if the transactions contemplated by this Agreement were not consummated; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this

Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Sellers’ Representative, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company or the Subsidiaries and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

6.3Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers’ Representative shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.
6.4Resignations. The Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company and the Subsidiaries requested by Buyer at least five (5) Business Days prior to the Closing.
6.5Employees; Benefit Plans.
(a)Offers of Employment. During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), or with respect to clause (ii) below until December 31, 2021, Buyer shall and shall cause the Company and the Subsidiaries to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or such Subsidiary immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company and the Subsidiaries immediately prior to the Closing; provided, however, that effective as of January 1, 2022, Buyer shall implement its incentive bonus plans and programs in lieu of the Company’s bonus plans and programs with respect to the Continuing Company Employees; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Continuing Employee immediately prior to the Closing. Notwithstanding this Section 6.5(a), nothing herein shall preclude the Buyer or the Company from terminating the employment of any Company Continuing Employee at any time on or after the Closing.
(b)Benefit Plans. With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing

Employee will participate effective as of the Closing, Buyer shall, or shall cause the Company and the Subsidiaries to, recognize all service of the Company Continuing Employees with the Company or any of its Affiliates, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employee may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)Termination of Company 401(k). Prior to the Closing Date, but subject to the consummation of the transactions contemplated herein, the board of directors of the Company shall adopt resolutions to (i) terminate the Carling Technologies, Inc. 401(k) Plan immediately prior to the Closing Date, (ii) fully vest the accounts of all participants in the 401(k) Plan, and distribute all plan assets as soon as is reasonably practicable thereafter. The Company shall be responsible for undertaking, and shall bear all administrative costs and expenses (but not including the amount of any employer contributions made or to be made with respect to the 401(k) Plan) incurred after the Closing Date, in connection with the termination of the Carling Technology, Inc. 401(k) Plan and subsequent distribution of the participants’ accounts.
(d)Transaction Bonuses. If the Company does not pay all of the Transaction Bonuses to the recipients thereof prior to the Closing, the Sellers shall provide a statement to Buyer setting forth, by recipient, the amount of the Transaction Bonuses paid by the Company and the amount of the Transaction Bonuses that remain payable and Buyer shall cause the Company to pay any such unpaid portion of the Transaction Bonuses as and when due to the applicable recipients less all applicable Taxes required to be deducted and withheld from such Transaction Bonuses; provided, however, that if any such recipient is not entitled to receive the remaining portion of his or her Transaction Bonus, the Company shall pay such amount to the Sellers in accordance with the instructions of the Sellers’ Representative.
(e)Sole Benefit. This Section 6.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The terms set forth in this Section 6.5 shall not create any right in any Employee or any other Person to any continued employment with the Company, Subsidiaries, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
6.6Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company and the Subsidiaries not to, take any action within six (6) months following the Closing that could result in WARN Act liability.
6.7Director and Officer Indemnification and Insurance.
(a)Survival of Rights. Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company and the Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any Subsidiary, as provided in the certificate of incorporation or by-laws of the Company or such Subsidiary, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 6.7(a), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)Maintenance of Insurance. The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company and the Subsidiaries as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and the Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).
(c)Third-Party Beneficiaries. The obligations of Buyer and the Company under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.7 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).
(d)Successors. In the event Buyer, the Company, a Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, the Company or such Subsidiary, as the case may be, shall assume all of the obligations set forth in this Section 6.7.
6.8Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.8 shall nonetheless continue in full force and effect.
6.9Governmental Approvals and Other Third-Party Consents.
(a)Governmental Approvals. Each party hereto shall, as promptly as possible, use all reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with each other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto shall make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)All Reasonable Efforts. Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.9, Buyer shall use all reasonable efforts including taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible; provided, however, that Buyer shall not be obligated to sell, divest, or otherwise dispose of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement. In addition, Buyer shall use all reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing or require Buyer to sell, divest, or otherwise dispose of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.
(c)Cooperation. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)Third Party Consents. The Company and Buyer shall use commercially reasonable efforts to give all notices to, and if required, obtain all consents from all third parties that are described on Schedule 6.9(d); provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.10R&W Insurance Policy. Sellers and the Company shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to finalize the R&W Insurance Policy. Prior to the Closing, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy.
6.11Books and Records. In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the Sellers’ Representative reasonable access (including the right to make, at the Company’s expense, photocopies), during normal business hours, to such books and records. Neither Buyer nor the Company shall be obligated to provide Sellers’ Representative with access to any books or records pursuant to this Section 6.11 where such access would violate any Law.
6.12Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.
6.13Public Announcements. Unless otherwise required by applicable Law, stock exchange requirements or securities laws (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
6.14Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
6.15Tax Matters.
(a)Tax Elections; Tax Returns. Without the prior written consent of Buyer, not to be unreasonably withheld, Sellers (and, prior to the Closing, the Company, the Subsidiaries, their respective Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company or any Subsidiary, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company, or any Subsidiary in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any such action of Sellers, the Company, the Subsidiaries, their respective Affiliates or any of their respective Representatives, and the Contributing Sellers agree to, severally and not jointly, in accordance with their Contributing Percentages, indemnify and hold harmless Buyer (and, after the Closing Date, the Company and any Subsidiary) against any such Tax or reduction of any Tax asset.

(b)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Sellers shall cooperate with respect thereto as necessary). Notwithstanding the foregoing, the PRC Capital Gains Tax shall be paid first from the Tax Escrow Deposit and, to the extent the Tax Escrow Deposit is insufficient to pay such Tax, such shortfall shall be payable by the Contributing Sellers, severally and not jointly in accordance with their Contributing Percentages.
(c)Post-Closing Tax Returns. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and any Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, he shall, within ten days after delivery of such Tax Return, notify Buyer in writing that he so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers’ Representative. The preparation and filing of any Tax Return of the Company or any Subsidiary that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.
(d)Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any Subsidiary shall be terminated as of the Closing Date. After such date, none of the Company, any Subsidiary, Sellers, nor any of their respective Affiliates or Representatives shall have any further rights or liabilities thereunder.
(e)Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital or Indebtedness and subject to the other provisions of this Section 6.15 and Section 8.5, the Contributing Sellers shall, severally and not jointly, in accordance with their respective Contributing Percentages, indemnify the Company and the

Buyer and hold them harmless from and against (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 6.15; (iii) all Taxes of the Company or any Subsidiary or relating to the business of the Company or any Subsidiary for all Pre-Closing Tax Periods; (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (v) any and all Taxes of any person imposed on the Company or any Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, subject to Section 6.15(k), the Contributing Sellers shall, severally and not jointly, in proportion to their Contributing Percentages, reimburse Buyer for any Taxes of the Company or any Subsidiary that are the responsibility of Sellers pursuant to this Section 6.15(e) within ten (10) Business Days after payment of such Taxes by Buyer or the Company.
(f)Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(i)in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(ii)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(g)Contests. Buyer agrees to give prompt written notice to Sellers’ Representative of the receipt of any written notice by the Company or any Subsidiary, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Section 6.15 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers’ Representative.
(h)Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 6.15 or in connection with any audit or other proceeding in respect of Taxes of the Company or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers’ Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(i)PRC Tax Filing. Upon reasonable request of Buyer and in no event no later than twenty (20) days following the execution of this Agreement, the Company shall deliver to Buyer a draft of the proposed submission in compliance with the Public Notice [2015] No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Public Notice of the State Administration of Taxation Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises”, as amended, a report of the transactions contemplated by this Agreement to the applicable PRC taxing authorities (the “Public Notice 7 Submission”). The Company shall consider in good faith any reasonable comments provided by Buyer no later than six (6) days following receipt by Buyer of the draft Public Notice 7 Submission. The Company shall submit the Public Notice 7 Submission (incorporating such reasonable comments made by Buyer for which the Company decides to incorporate into the Public Notice 7 Submission after considering any such comments in good faith) to the PRC taxing authorities. The Parties agree that a representative designated by Buyer will be involved in all meetings and other communications between Sellers or the Company on the one side, and the competent PRC taxing Authorities on the other side with respect to filing of the Public Notice 7 Submission and all subsequent tax assessment and relevant proceedings by the PRC taxing Authorities. Subject to Buyer’s review and comment rights contained in this Section 6.15(i), as soon as practicable following the date hereof, but in any event no later than the Closing Date, the Company shall file the Public Notice 7 Submission with the applicable PRC Governmental Authorities.
(j)Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 6.15 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(k)Payments to Buyer.
(i)Any amounts payable pursuant to this Section 6.15 with respect to the PRC Capital Gains Tax, shall be paid in accordance with the last sentence of Section 6.15(b).
(ii)Any other amounts payable to Buyer pursuant to this Section 6.15, and specifically excluding the Specific Indemnity Tax Matters, shall be satisfied (A) first, from the General Escrow Fund and (B) then by recovery under the R&W Insurance Policy, (C) solely to the extent such amounts are excluded from or not otherwise covered by the R&W Insurance Policy from the Tax Escrow if (1) the Tax Escrow Funds exceed the PRC Capital Gains Tax and (2) such matters arise pursuant to written notice from a Governmental Authority received before the distribution of all amounts from the Tax Escrow Fund that does, or would reasonably be expected to, give rise to a claim pursuant to this Section 6.15, and specifically excluding the Specific Indemnity Tax Matters, and (D) finally, subject to the limitations of Section 8.5, directly from the Contributing Sellers, severally and not jointly, in accordance with their Contributing Percentages.
(iii)Any amounts payable to Buyer with respect to the Specific Indemnity Tax Matters, shall be satisfied (A) first, from the Tax Escrow if (1) the Tax Escrow Funds exceed the PRC Capital Gains Tax and (2) such matters arise pursuant to written notice from a Governmental Authority received before the distribution of all amounts from the Tax Escrow Fund that does, or would reasonably be expected to, give rise to a claim with respect to a Specific Indemnity Tax Matter, (B) next, from the General Escrow Fund, and (C) finally, subject to the limitations of Section 8.5, directly from the Contributing Sellers, severally and not jointly, in accordance with their Contributing Percentages.
(l)Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer, and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable under this Agreement or the Escrow Agreement any withholding Taxes or other amounts that it is required to deduct or withhold under the Code or any applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Such amounts will be paid over to the applicable taxing authority or other applicable Person in accordance with the Code or applicable Law. The parties acknowledge and agree that the Tax Escrow Deposit is to be used to satisfy Buyer’s withholding obligations with respect to the PRC Capital Gains Tax and that such amount, or the applicable portion thereof, shall be either (i) remitted to the PRC taxing authorities by Buyer, on behalf of Sellers, upon determination of the amount of the PRC Capital Gains Tax or (ii), except as contemplated by Section 6.15(k)(iii) above, that portion of the Tax Escrow Deposit that is in excess of the amount required to be remitted to the PRC taxing authorities pursuant to clause (i) of this sentence, or the entire amount of the Tax Escrow Deposit if it is determined that the PRC Capital Gains Tax does not apply, shall be paid to the Sellers pursuant to the instructions of the Sellers’ Representative.
(m)280G Matters. Prior to the Closing, to the extent the Seller or Buyer reasonably determines that any payments to be made in connection with the consummation of the transactions contemplated by this Agreement would result in payment of any “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall obtain an approval of holders of the Company Shares that complies with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1, with respect to payments and benefits that may be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) and that, absent such approval, would reasonably be expected to constitute “excess parachute payments,” within the meaning of Section 280G(b)(1) of the Code. All materials and information that are prepared by the Company and used in connection with any effort to obtain such approval shall be provided to Buyer at least three (3) Business Days in advance of distribution to holders of the Company Shares, Buyer shall be provided with a reasonable opportunity to comment thereon and the Company shall consider in good faith any comments with respect to the same as are provided by Buyer.

(n)Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Section 6.15 shall survive until the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof that may be negotiated or agreed to by Buyer in its reasonable discretion) plus 60 days.
(o)Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Section 6.15, the provisions of this Section 6.15 shall govern.
6.16No Solicitation. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Exclusivity Period”), neither the Sellers nor the Company shall, and shall not authorize or permit any of their Affiliates or Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers and the Company shall immediately cease and cause to be terminated, and shall cause any of their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. During the Exclusivity Period, the Company and the Sellers will promptly (within 48 hours) notify Buyer if they become aware of any contact between any Seller, the Company or any of their Affiliates or Representatives with any other Person or entity regarding any requests, offers, proposals or related inquiries regarding the acquisition of the Shares or all or a portion of the Company’s business or of substantially all or any significant portion of the assets of the Company and the Company shall, together with such notice, furnish Buyer with the terms of any such offer and the identity of such person or entity.
6.17Connecticut Property Transfer Act.
(a)The Company shall perform the activities necessary to achieve compliance with the Property Transfer Act, including filing all required forms and documents with the CTDEEP in accordance with the Property Transfer Act and performance of any remediation or other activities that may be required to achieve either verification by a Licenses Environmental Professional or approval by the CTDEEP Commissioner that the work required by the Property Transfer Act has been completed in accordance with applicable regulations.
(b)Any amounts payable pursuant to Section 8.2(f) shall be satisfied (i) first, from the Transfer Act Escrow Fund and (ii) then directly from the Contributing Sellers, severally and not jointly, in proportion to their Contributing Percentages.

(c)In the event CTDEEP requires the Company to conduct additional monitoring or remediation pursuant to the Property Transfer Act and the costs of such monitoring or remediation are reasonably expected to exceed the Transfer Act Escrow Funds, Buyer shall provide an estimate of such costs, with such reasonable backup relating thereto, and (i) if Closing has not occurred yet, the Transfer Act Escrow Deposit shall be increased by such estimated costs or (ii) if the Closing has occurred, the Contributing Sellers, in proportion to their Contributing Percentages, shall deposit such amount (as may be increased to meet the minimum threshold set forth below) with the Escrow Agent as additional Transfer Act Escrow Funds within ten (10) days after Buyer has provided notice of such estimated costs; provided, however, that each such request shall be not less than one hundred thousand dollars ($100,000) and no more frequently than once every six (6) months.
6.18Distributions. Prior to Closing, the Company shall distribute or otherwise transfer all of the equity interests owned by the Company or any Subsidiary of each of Palladium Technologies, LLC and Valley International Properties, Inc. directly or indirectly to the Sellers, such that, at Closing neither the Company nor any Subsidiary shall own any equity or other interests of such entities.
6.19EIA Amendment. Prior to Closing, the Company shall cause CMZ to make all filings and applications with the competent environmental authority to obtain an Approval on Environmental Impact Assessment from the competent environmental authority for the production capacity of at least 5,500,000 pieces of switches and related products annually (the “EIA Amendment”).
6.20Real Property Matters. Prior to Closing, the Company shall obtain, or cause its Subsidiaries to obtain, and deliver to Buyer (i) a no search indemnity insurance policy in an amount reasonably acceptable to Buyer with respect to the Real Property owned by the Company or its Subsidiaries in the United Kingdom, the cost of which shall be included in the Transaction Expenses to the extent not paid prior to Closing, and (ii) an updated lien certificate with respect to the Real Property owned by the Company or its Subsidiaries in Zacatecas, Mexico, showing no Encumbrances, other than Permitted Encumbrances, with respect to such Real Property.
ARTICLE VII
CONDITIONS TO CLOSING
7.1Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)The filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.4 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.2, in each case, in form and substance reasonably satisfactory to Buyer and the Company, and no such consent, authorization, order and approval shall have been revoked.
7.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of the Company and Sellers contained in Articles III and IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date), disregarding all materiality or Material Adverse Effect qualifiers, except for those included in Section 3.5 and Section 3.9(a).
(b)The Company and Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date.
(c)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.
(d)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the termination of the Carling Technologies, Inc. 401(k) Plan as set forth in Section 6.5(c), and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.
(f)Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(g)Each Seller shall have delivered, or caused to be delivered, to Buyer an executed copy of the Non-Competition and Non-Solicitation Agreement, substantially in the form of Exhibit B attached hereto (the “Non-Competition Agreements”).
(h)The Company shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Code.
(i)Sellers shall have delivered, or caused to be delivered, to Buyer, with respect to the Transfer Act Parcel and the business operations conducted thereon, all forms required under the Transfer Act to be filed or prepared prior to or upon the Closing in connection with the consummation of the transactions contemplated by this Agreement, including to the extent required and applicable, a Form III duly executed by the Company as the Certifying Party, duly executed by the Sellers’ Representative as the Transferor, and designating the Buyer as the Transferee, and an Environmental Condition Assessment Form and a Property Transfer Fee Payment Form, each designating and/or duly executed by the Company as the Certifying Party, together with a bank check or money order payable to the CTDEEP for the payment of the initial filing fee required by the Transfer Act. No later than ten (10) days after the Closing, Sellers shall file, or cause to be filed, with the CTDEEP all such Transfer Act forms executed by the parties, together with the filing fee.
(j)Sellers shall have delivered to Buyer payoff letters (“Payoff Letters”) reasonably satisfactory to Buyer with respect to that portion of the Indebtedness of the Company and its Subsidiaries to be paid off at Closing, providing for, upon the payment of all amounts due with respect thereto (the “Payoff Amounts”), the satisfaction of all obligations thereunder and the termination of all security interests, including mortgages and associated instruments, held by such Persons with respect to the assets of the Company and its Subsidiaries (including the authorization of the filing of all necessary UCC-3 termination statements, releases, and other necessary documentation in connection with the termination of any such security interests).
(k)The Sellers shall have delivered, or caused to be delivered, to Buyer an amendment to that certain Patent and Technology Purchase and Assignment Agreement between Richard W. Sorenson, as assignor, and Carling Technologies, Inc., as assignee, effective September 29, 2019, as amended, in the form attached hereto as Exhibit C duly executed by Richard W. Sorenson.
(l)The Sellers shall have delivered, or caused to be delivered, and filed, or caused to be filed, all documents, notices or other instruments necessary or reasonably requested by Buyer to evidence the ownership of the equity interests of each of Interruptores de México, S.A. de C.V., Carling Technologies GmbH, and Carling Technologies Limited consistent with the ownership as set forth on Schedule 3.3(b).
7.3Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), disregarding all materiality or Material Adverse Effect qualifiers.
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.
(f)Buyer shall have paid the Closing Consideration in accordance with Section 2.3(a).
(g)Buyer shall have obtained and bound the R&W Insurance Policy.
(h)Buyer shall have delivered, or caused to be delivered, to Sellers countersigned copies of the Non-Competition and Non-Solicitation Agreements.
(i)Buyer shall have delivered, or caused to be delivered, to Sellers’ Representative the Form III, duly executed by Buyer as Transferee.
ARTICLE VIII
INDEMNIFICATION
8.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties contained in Article IV shall remain in full force and effect until the date that is six (6) years from the Closing Date. Each covenant and agreement shall survive the Closing for the period contemplated by its terms; provided, however that (i) Sellers’ obligations with respect to the Specific Indemnity Matters other than with respect to the Additional Arrangements shall survive until the expiration of the applicable statute of limitations with respect to such applicable matter (giving effect to any waiver, mitigation or extension thereof) plus 60 days and (ii) Sellers’ obligations with respect to the Specific Indemnity Matter relating to the Additional Arrangements shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Nothing in this Section 8.1 shall limit any party’s rights with respect to claims arising from or relating to Fraud.

8.2Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, Contributing Sellers shall, severally and not jointly, in accordance with their respective Contributing Percentages, indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of the Company contained in Article III of this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;
(c)any Transaction Expenses or Indebtedness of the Company and its Subsidiaries that are neither paid off at Closing nor otherwise taken into account in the calculation of the Net Closing Payment or the Post-Closing Adjustment pursuant to Section 2.3 and 2.4(b), respectively;
(d)(i) CMZ’s and Buyer’s costs to obtain the EIA Amendment and the corresponding Environmental Completion Inspection & Acceptance allowing for the production capacity levels contemplated by the EIA Amendment, and (ii) any violations by CMZ of its Approval on Environmental Impact Assessment (as such approval is in effect on the date hereof), including any Losses related to or arising from operating at production capacity levels greater than what is permitted in CMZ’s Approval on Environmental Impact Assessment (as such approval is in effect on the date hereof), including with respect to any closure or temporary shut-down of the facility as may be required by Law and including any such Losses as may arise after Closing, except to the extent such violations or failure are caused by the failure of Buyer to, or to cause CMZ to, diligently pursue the EIA Amendment; or
(e)the matters set forth on
(i)Schedule 8.2(e)(i) (the “Specific Indemnity Tax Matters”), and
(ii) Schedule 8.2(e)(ii) (together with the Specific Indemnity Tax Matters, the “Specific Indemnity Matters”).
(f)compliance with the Property Transfer Act, including compliance with the covenants contemplated by Section 6.17(a), and specifically including any and all monitoring and remediation costs required in connection therewith.

8.3Indemnification with Respect to Each Seller. Subject to the terms and conditions of this Article VIII, each Seller shall, severally and not jointly, solely with respect to himself, herself or itself, indemnify and defend the Buyer against, and shall hold the Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy, or breach of any representation or warranty of such Seller in Article IV of this Agreement; or
(b)any breach or non-fulfillment of, any covenant, agreement or obligation of such Seller under this Agreement.
8.4Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Sellers and the Company against, and shall hold Sellers and the Company harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers or the Company based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
8.5Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Sections 8.2 and 8.3 shall be subject to the following limitations:
(a)Except for claims arising from Fraud or claims with respect to the inaccuracy or breach of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, and Section 3.26 (the “Fundamental Representations”), the Sellers shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds 0.5% of the Base Purchase Price (the “Deductible”), in which event the Sellers shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.2(a) or Section 8.3(a) other than with regard to breaches of Fundamental Representations, Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5, as the case may be, the Sellers shall not be liable for any individual or series of related Losses which do not exceed $50,000 (which Losses shall not be counted toward the Deductible).
(b)Except for claims arising from Fraud, the aggregate amount of all Losses for which the Sellers shall be liable (i) pursuant to Section 8.2(a) shall not exceed 0.5% of the Base Purchase Price, (ii) pursuant to Sections 6.15 (other than amounts payable to Buyer with respect to the PRC Capital Gains Tax), 8.2(b) and 8.2(e) shall not exceed $31,500,000 in the aggregate in addition to any amounts paid out of the General Escrow Funds, (iii) pursuant to Section 8.2(d) shall not exceed the EIA Escrow Funds, and (iv) pursuant to Section 8.3(a) shall not exceed the portion of the Purchase Price actually received by such Seller. For purposes of calculating the limitations within each clause (i), (ii), (iii) or (iv) of this Section 8.5, all Losses with respect to the matters referenced in such clause (other than amounts payable to Buyer with respect to the PRC Capital Gains Tax and payable out of the EIA Escrow Funds) shall be aggregated with all other Losses with respect to the matters referenced in such clause without regard to the provision under which any Seller is liable for such Losses.

(c)Payments by an Indemnifying Party pursuant to Section 8.2 or 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received in respect of any such claim. The Indemnified Party shall not be obligated to seek recovery under insurance policies, other than the R&W Insurance Policy, or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(d)Subject to Section 8.5(c), each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(e)For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty contained herein (except for Section 3.5 and Section 3.9(a)) shall not be deemed qualified by any reference to materiality, Material Adverse Effect or other similar qualifications in or otherwise applicable to such representation or warranty.
8.6Indemnification Procedures.
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.6(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Company and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.11) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.6(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party agrees to pay all amounts with regard to such offer and desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.7Payments.
(a)Any Losses payable to Buyer pursuant to Section 8.2(a), but subject to Section 8.5, shall be satisfied: (i) from the General Escrow Funds; and (ii) to the extent such Losses exceed the General Escrow Funds, solely by recovery under the R&W Insurance Policy; provided, however, that losses with respect to claims arising from or relating to Fraud shall be satisfied (i) from the General Escrow Funds, and (ii) directly from the Contributing Sellers, severally and not jointly, in proportion to their Contributing Percentages.
(b)Any Losses payable to Buyer pursuant to Section 8.3(a), but subject to Section 8.5, shall be satisfied: (i) from the General Escrow Funds; and (ii) to the extent such Losses exceed the General Escrow Funds, directly from the Seller.
(c)Notwithstanding Section 8.7(a):
(i)any Losses payable to Buyer for the Specific Indemnity Matters, other than Specific Indemnity Tax Matters, shall be satisfied (A) from the General Escrow Funds; (B) to the extent such Losses exceed the General Escrow Funds and are covered by the R&W Insurance Policy, by recovery under the R&W Insurance Policy, and (C) finally, after giving effect to clauses (A) and (B), directly from the Contributing Sellers, severally and not jointly, in proportion to their Contributing Percentages;
(ii)any Losses payable to Buyer for the Specific Indemnity Tax Matters shall be paid in accordance with Section 6.15(k)(iii); and
(iii) any Losses payable to Buyer pursuant to Section 8.2(d) shall be satisfied solely from the EIA Escrow Funds. Any EIA Escrow Funds remaining after CMZ has obtained the EIA Amendment and after deducting from the EIA Escrow Funds amounts owed to Buyer pursuant to Section 8.2(d) shall be paid to Sellers pursuant to the instructions of the Sellers’ Representative upon the later of twelve (12) months after the Closing Date and thirty (30) days after receipt of the EIA Amendment.
8.8Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
8.9Exclusive Remedies. Subject to Section 11.14, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII and Section 6.15. In furtherance of the foregoing, except with respect to Section 11.14 and for claims arising from Fraud, each party hereby releases and waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII and Section 6.15. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.14 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE IX
TERMINATION
9.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Sellers’ Representative and Buyer;
(b)by Buyer by written notice to Sellers’ Representative if:
(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Sellers or Company by December 17, 2021 (the “Drop Dead Date”); or
(ii)any of the conditions set forth in Section 7.1 or 7.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)by Sellers’ Representative by written notice to Buyer if:
(i)The Company and Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or
(ii)any of the conditions set forth in Section 7.1 or 7.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)by Buyer or Sellers’ Representative in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
9.2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)as set forth in this Article IX, Article XI and Section 6.8; and
(b)that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X
APPOINTMENT OF REPRESENTATIVE
10.1Appointment. Each Seller appoints Christopher T. Sorenson to act as such Seller’s sole true and lawful attorney-in-fact, agent and proxy under this Agreement (the “Sellers’ Representative”), with full and exclusive power and authority, including power of substitution and resubstitution, acting in the name of and for and on behalf of such Seller (a) to amend or waive any provision of this Agreement, (b) to review and accept or dispute the Post-Closing Adjustment pursuant to Section 2.4(c), (c) to initiate, prosecute, contest, negotiate, defend, compromise or settle any claim for which an Indemnified Party may be entitled to indemnification under this Agreement, (d) to receive service of process in connection with any claims under this Agreement or any related document, (e) to execute and deliver on behalf of Sellers any Related Documents, (f) to pay expenses incurred by Sellers’ Representative, on behalf of such Seller, in connection with this Agreement and the Related Documents, (g) to establish such reserves as Sellers’ Representative deems necessary or desirable, (h) to allocate among, and pay to, each Seller any amounts paid to Sellers under this Agreement or the Escrow Agreement, (i) to receive notices given under this Agreement on behalf of Sellers and (j) to do all other things and to take all other action under or related to this Agreement or any of the Related Documents that the Sellers’ Representative may consider necessary or proper to effectuate the transactions contemplated hereby and thereby and to resolve any dispute with the Buyer over any aspect of this Agreement, including termination of this Agreement, and, on behalf of such Seller, to enter into any agreement to effectuate any of the foregoing, which shall have the effect of binding such Seller as if such Seller had personally entered into such an agreement. This appointment and power of attorney granted to the Sellers’ Representative shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation, dissolution or winding up of any Seller or the occurrence of any other event or events and the Sellers’ Representative may not terminate this power of attorney with respect to any Seller or any of its respective successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents or affiliates without the prior written consent of the Buyer. Without limiting the foregoing, any determination or resolution (in any proceeding, by agreement or otherwise) of any dispute, controversy or claim relating to this Agreement or any related document or the transactions contemplated herby and thereby to which the Sellers’ Representative (in its capacity as such) is a party shall be binding on all Sellers and their respective successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates. Sellers’ Representative shall pay to each Seller such Seller’s share of any amounts payable to Sellers under this Agreement or the Escrow Agreement promptly upon receipt of such funds, subject to reserves for and payment of (i) expenses incurred by Sellers’ Representative on behalf of such Seller, and (ii) any contingent or accrued liability of such Seller in connection with this Agreement and any related document which, in Sellers’ Representative’s sole discretion, should be reserved against or paid. Buyer will have no liability or obligation to any Seller with respect to the Sellers’ Representative’s payment, non-payment or apportionment of, or reserves relating to, such funds to Sellers.
10.2Personal Liability. Neither Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties or exercise of its rights hereunder, except for actual fraud or bad faith acts by the Sellers’ Representative or pursuant to the commission by Sellers’ Representative on a continuing basis of acts or omissions determined to be willful misconduct or grossly negligent. Sellers’ Representative shall likewise incur no liability by reason of any error of Law or for any act or omission related thereto. Each of Sellers hereby severally and not jointly agrees to indemnify and hold harmless the Sellers’ Representative and any agent employed by it against any loss, liability or expense incurred (a) without fraud or bad faith on the part of the Sellers’ Representative and (b) other than pursuant to the commission by the Sellers’ Representative of acts or omissions determined to be willful misconduct or grossly negligent arising out of or in connection with its performance or exercise of obligations and rights under this Agreement. To the extent the Sellers’ Representative is entitled to indemnification pursuant to this Section 10.2, each Seller shall bear its share, in proportion to the share of the Purchase Price actually received by such Seller, of amounts payable to satisfy such claim.
10.3Right to Counsel. Each Seller agrees that Sellers’ Representative may consult with counsel chosen by Sellers’ Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. Sellers’ Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to Sellers’ Representative hereunder and reasonably believed by the Sellers’ Representative to be genuine and to have been signed or presented by the proper party or parties.
10.4Removal. Upon the written agreement or consent of the Sellers whose aggregate share of the Purchase Price actually received by the Sellers exceeds fifty percent (50%) (excluding the share of the Purchase Price actually received by the Sellers’ Representative, if any) immediately prior to the Closing, the Sellers shall be entitled to change the Sellers’ Representative by delivery of a written notice to such effect to the Buyer and the Sellers’ Representative at any time. Sellers’ Representative shall be permitted to resign by at least thirty (30) days’ advance written notice to the Sellers and the Buyer and, in such event, or upon the death or incapacity of Sellers’ Representative, a replacement Sellers’ Representative shall be chosen within thirty (30) days of the resignation, death or incapacity of the Sellers’ Representative by action of the Sellers whose aggregate share of the Purchase Price actually received by the Sellers exceeds fifty percent (50%), which new Sellers’ Representative shall be reasonably acceptable to the Buyer. Any such replacement Sellers’ Representative will promptly execute a joinder agreement in form reasonably acceptable to the Buyer, pursuant to which such replacement Sellers’ Representative will agree to be bound by the terms of this Agreement.

10.5Payment Instructions. Each Seller hereby consents to the payment by Buyer or the Escrow Agent of any amounts due hereunder or any other document delivered in connection with or contemplated by this Agreement to or on behalf of the Sellers in such manner as instructed by the Sellers’ Representative and hereby releases Buyer and its Affiliates, and their respective directors, officers, employees, agents and representatives, together with each of their successors and assigns, from any and all liability with respect to any such payments made in accordance with this Agreement or pursuant to instructions given by the Sellers’ Representative.
ARTICLE XI
MISCELLANEOUS
11.1Expenses. Except as otherwise expressly provided herein (including Section 6.15 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
11.2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):
If to Sellers or Sellers’ Representative:
Attention: Christopher T. Sorenson
with a copy to:    Carmody Torrance Sandak & Hennessey LLP
195 Church Street, 17th Floor
New Haven, CT 06510
E-mail: tcandrick@carmodylaw.com
Attention: Thomas R. Candrick, Jr.

If to the Company, prior to the Closing:
Carling Technologies, Inc.
60 Johnson Avenue
Plainville, CT 06062
E-mail: ryan.roth@carlingtech.com
Attention: Ryan T. Roth
with a copy to:    Carmody Torrance Sandak & Hennessey LLP
195 Church Street, 17th Floor
New Haven, CT 06510
E-mail: tcandrick@carmodylaw.com
Attention: Thomas R. Candrick, Jr.
If to Buyer:        Littelfuse, Inc.
8755 W Higgins Rd, Suite 500
Chicago, IL 60631
E-mail: rstafford@littelfuse.com
Attention: Chief Legal Officer
with a copy to:    Baker & Hostetler LLP
1170 Peachtree St. NE
Suite 2400
Atlanta, GA 30309
E-mail: dbrown@bakerlaw.com
Attention: David K. Brown
11.3Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) to a U.S. statute, statutory provision or subordinate legislation (“U.S. Legislation”) or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing (“U.S. Legal Term”), will, in respect of any Person incorporated or established in a jurisdiction other than the United States of America, be deemed to include a reference to that which most nearly approximates to that U.S. Legislation or U.S. Legal Term in that jurisdiction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.4Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where the relevance of such information to such other section of the Agreement is readily apparent on its face. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company or Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
11.5Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
11.6Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
11.7Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
11.8Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

11.9No Third-Party Beneficiaries. Except as provided in Sections 6.7 and 11.16(c), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.10Amendment and Modification; Waiver. Subject to Section 10.1, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
11.11Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
11.12Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF NEW CASTLE AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
11.13Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
11.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
11.16Conflict Waiver; Attorney-Client Privilege.
(a)Company Group. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, managers, shareholders, partners, officers, employees and Affiliates, that:
(i)Carmody Torrance Sandak & Hennessey LLP has acted as counsel to (A) Sellers and (B) the Company and its Affiliates (collectively, the “Company Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company Group by Carmody Torrance Sandak & Hennessey LLP (or any successor) (the “Company Group Law Firm”) shall not preclude the Company Group Law Firm from serving as counsel to the Sellers, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.
(ii)Buyer shall not, and shall cause the Company not to, seek or have the Company Group Law Firm disqualified from any such representation based on the prior representation of the Company Group by the Company Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.16(a) shall not be deemed exclusive of any other rights to which the Company Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)Privileged Communications. All communications between Sellers or the Company Group, on the one hand, and the Company Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Sellers and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of the Company Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Company Group. Without limiting the generality of the foregoing, from and after the Closing, (i) Sellers (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither Buyer nor the Company shall be a holder thereof, (ii) to the extent that files of the Company Group Law Firm in respect of such engagement constitute property of the client, only Sellers (and not Buyer or the Company) shall hold such property rights and (iii) the Company Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between the Company Group Law Firm and Sellers, the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Company Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order.
(c)Third-Party Beneficiary. This Section 11.16 is intended for the benefit of, and shall be enforceable by, the Company Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Company Group Law Firm.
11.17Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

11.18Foreign Currency Exchange Rates. For the purposes of this Agreement, any payments made hereunder with respect to currency other than Dollars, including pursuant to Section 2.4 with respect to Cash held by the Company and its Subsidiaries in foreign currencies, or indemnifiable Losses that are incurred in a foreign currency, such currency shall be converted to Dollars using the average exchange rate published by The Wall Street Journal Money Section for each of the five (5) trading days preceding the applicable payment date.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

    Company:
    CARLING TECHNOLOGIES, INC.
    By: /s/ Ryan T. Roth
    Name:     Ryan T. Roth
    Title: Vice President, Legal & Human
Resources and General Counsel

    Sellers:
    /s/ Richard W. Sorenson
    Richard W. Sorenson
    /s/ Christopher T. Sorenson
    Christopher T. Sorenson
    /s/ Jennifer S. Buddenhagen
    Jennifer S. Buddenhagen
    /s/ Richard W. Sorenson, Jr.
    Richard W. Sorenson, Jr.
    /s/ Christopher T. Sorenson
Christopher T. Sorenson, as Trustee of the EVS Irrevocable Trust, dated December 17, 2020

[Signature Page to Stock Purchase Agreement]

    /s/ Christopher T. Sorenson
Christopher T. Sorenson, as Trustee of the SAS Irrevocable Trust, dated December 17, 2020
    /s/ Richard W. Sorenson, Jr.
Richard W. Sorenson, Jr., as Trustee of the Richard W. Sorenson, Jr. 2020 GRAT Dated December 30, 2020
    /s/ Jennifer S. Buddenhagen
Jennifer S. Buddenhagen, Trustee of the Jennifer S. Buddenhagen 2020 Qualified Annuity Trust, under Declaration of Trust dated December 30, 2020

    Sellers’ Representative:

    /s/ Christopher T. Sorenson
    Christopher T. Sorenson

    Buyer:
    LITTELFUSE, INC.
    By: /s/ Ryan K. Stafford
    Name: Ryan K. Stafford
    Title:     Executive Vice President

[Signature Page to Stock Purchase Agreement]